EXHIBIT 4.4

 THIRD AMENDMENT
TO THE 2000 INCENTIVE PLAN OF
TOR MINERALS INTERNATIONAL, INC

                This Third Amendment to the 2000 Incentive Plan of TOR Minerals International, Inc. (the "Third Amendment") is executed and delivered as of the 11th day of May, 2012 by TOR Minerals International, Inc., a Delaware corporation (the "Company").

RECITALS:

A.            The Company previously has adopted the 2000 Incentive Plan (the "Plan") which has been approved and adopted by the stockholders of the Company as of February 21, 2000.

B.            The Board of Directors of the Company has adopted the First Amendment to the Plan at a meeting of the Board of Directors duly convened and held on April 6, 2004, for the purpose of increasing the maximum number of shares available for stock options under the Plan from 150,000 to 210,000 (the "First Amendment").

C.            The Company's stockholders approved and adopted the First Amendment on May 14, 2004.

D.            The Board of Directors of the Company has adopted the Second Amendment to the Plan at a meeting of the Board of Directors duly convened and held on February 22, 2008, for the purpose of increasing the maximum number of shares available for stock options under the Plan from 210,000 to 250,000 (the "Second Amendment").

E.            The Company's stockholders approved and adopted the Second Amendment on May 23, 2008.

F.             The Board of Directors of the Company has adopted the Third Amendment to the Plan at a meeting of the Board of Directors duly convened and held on February 24, 2012, for the purpose of increasing the maximum number of shares available for stock options under the Plan from 250,000 to 500,000.

G.            The Company's stockholders approved and adopted the Third Amendment on May 11, 2012.

AGREEMENTS:

NOW THEREFORE, the Plan here is amended as follows:

1.             Increase in Number of Authorized Shares.     Section 3(a) of the Plan is hereby amended by revising the first sentence to read as follows:

                "500,000 shares shall automatically, and without further action, become Available Shares."

2.             Effective Date.  The Plan, as amended, shall be effective as of May 11, 2012.

3.             Expiration date of the Plan. The Plan, as amended, shall be effective as of its Effective Date, and shall terminate on the tenth anniversary of such Effective Date.

4.             Defined Terms: Effect Upon Amended Plan.  All initially capitalized terms used without definition herein shall have the meanings set forth therefore in the Plan.  Except as expressly amended hereby, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Third Amendment is executed and delivered as of the date first above written.

TOR MINERALS INTERNATIONAL, INC.

BY:	BARBARA RUSSELL
NAME:	Barbara Russell
TITLE:	Corporate Secretary